Consent of Sandler O’Neill & Partners, L.P.

We hereby consent to the inclusion of our opinion letter, dated May 30, 2013, to the Board of Directors of Randolph Bank & Trust Company (“Randolph”) as Appendix C to the proxy statement/prospectus that is part of the Registration Statement on Form S-4 (the “Registration Statement”) of BNC Bancorp (“BNC”), relating to the proposed merger of Randolph with and into Bank of North Carolina, a wholly owned subsidiary of BNC, as filed with the Securities and Exchange Commission, and to references to our firm and such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Sandler O’Neill & Partners, L.P.

New York, New York

June 25, 2013